Statement of Resolution Establishing Series of Preferred Stock of Chase Packaging Corporation

Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and the Articles of Incorporation, as amended, of the undersigned Corporation, the Corporation submits the following with respect to establishing and designating its Series A 10% Convertible Preferred Stock:

1. The name of the Corporation is "**Chase Packaging Corporation**" – **Filing Number 140688100**; and

2. A resolution adopting the Statement of Resolution Establishing Series A 10% Convertible Preferred Stock is attached as **Exhibit "A"** hereto and incorporated herein by reference. Such resolution was duly adopted by all necessary action on the part of the Corporation by unanimous written consent of the Board of Directors of the Corporation dated July 31, 2007.

Dated August 24, 2007.

Chase Packaging Corporation

By: ______________________________

Allen T. McInnes
Chairman and President

EXHIBIT "A"

SERIES A 10% CONVERTIBLE PREFERRED STOCK

OF

CHASE PACKAGING CORPORATION

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Section 4.2 of the Corporation's Articles of Incorporation, a series of preferred stock of the Corporation be, and it is hereby, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A 10% Convertible Preferred Stock (the "Preferred Stock"), to consist of 13,334 shares having a par value of one dollar ($1.00) and a stated value of one hundred dollars ($100), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation, as amended) as follows:

1. **Certain Definitions**. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 3(e) below.

Conversion Ratio. The term "Conversion Ratio" shall mean the ratio used to determine the number of shares of Common Stock deliverable upon conversion of the Preferred Stock, subject to adjustment in accordance with the provisions of subparagraph 3.(g) below.

Issue Date. The term "Issue Date" shall mean the date that shares of Preferred Stock are first issued by the Corporation.

2. **Dividends**. The Preferred Stock shall be senior in rights to dividends to all of the Corporation's Common Stock.

(a) **Declaration of Dividends**. The Board of Directors may, in the exercise of its sole discretion, declare and pay a semi-annual ten percent (10%) annual dividend on the stated value, such dividend payable either in cash or in kind (i.e., in additional shares of Preferred Stock having a liquidation value equal to the amount of the cash dividend otherwise payable), or any combination thereof.

(b) **Payment of Dividends**. Dividends on the Preferred Stock, if declared by the Board of Directors as above provided, shall be payable on June 1 and December 1 of each year, commencing December 1, 2007 (each such date being hereinafter individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if such date is a Saturday, Sunday, or legal holiday then such dividend shall be payable on the first immediately preceding calendar day which is not a Saturday, Sunday, or legal holiday, to holders of record as they appear on the books of the Corporation on such respective dates, not exceeding sixty days preceding such Dividend Payment Date, as may be determined by the Board of Directors in advance of the payment of each particular dividend. Dividends payable on the Preferred Stock for any period less than a full annual period shall be computed on the basis of a 360-day year of twelve 30-day months.

3. **Conversion Rights**. The Preferred Stock shall be convertible into Shares of Common Stock as follows:

(a) **Conversion Right**. The holder of any shares of Preferred Stock shall have the right, at such holder's option, at any time to convert any of such shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Ratio provided for in subparagraph 3(d) below by surrendering shares of Preferred Stock for conversion in accordance with subparagraph 3(e) below.

(b) **Continuance of Conversion Right**. The Conversion Right set forth above will continue so long as such Preferred Stock is outstanding with respect to any stock not redeemed in accordance with the terms of paragraph 7.

(c) **Surrender of Shares on Exercise of Conversion Right**. In the event that any holder of shares of Preferred Stock surrenders such shares for conversion, such holder will be issued the number of shares of Common Stock to which such holder is entitled pursuant to the provisions of subparagraph 3(d) in the manner provided for in subparagraph 3(e). The shares of Preferred Stock deemed to have been surrendered will have the status described in paragraph 10 below.

(d) **Conversion Ratio**. Each share of Preferred Stock may, at the discretion of the holder thereof, be converted into shares of Common Stock of the Corporation at the conversion ratio of one thousand (1,000) shares of Common Stock for each share of Preferred Stock, as such conversion ratio may be adjusted and readjusted from time to time in accordance with subparagraph 3(g) hereof (such conversion ratio, as adjusted and readjusted and in effect at any time, being herein called the "Conversion Ratio").

(e) **Mechanics of Conversion**. The holder of any shares of Preferred Stock may exercise the conversion right specified in subparagraph 3(a) by surrendering to the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected upon receipt of the certificate or certificates for the shares to be converted accompanied by written notice of election to convert specifying the number of shares to be converted. The date of such receipt is referred to herein as the "Conversion Date." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation) the Corporation shall issue and deliver to, or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of the holder of the certificate so surrendered for conversion at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

(f) **Fractional Shares**. The Corporation shall not be required to issue or cause to be issued fractional shares of Common Stock upon conversation of the Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection (f), be issuable upon conversation of the Preferred Stock, the number of shares of Common Stock to be issued will be rounded up to the nearest whole share.

(g) **Conversion Ratio Adjustments**. The Conversion Ratio shall be subject to adjustment from time to time as follows:

(i) **Stock Dividends, Subdivisions, Reclassifications, or Combinations**. If the Corporation shall: (x) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock; (y) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares; or (z) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he, she or it would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Ratio shall be made whenever any event specified above shall occur.

(ii) **Other Distributions**. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock: (w) of shares of any class other than its Common Stock; or (x) of evidence of indebtedness of the Corporation; or (y) of assets (excluding cash dividends or distributions, and dividends or distributions referred

to in subparagraph 3(g)(i) above); or (z) of rights or warrants, in each such case the Conversion Ratio in effect immediately prior thereto shall be immediately thereafter proportionately adjusted for such distribution so that the holder of Preferred Stock would be entitled to receive the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of what he, she, or it would have been entitled to receive had such Preferred Stock been converted prior to such distribution. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Ratio then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Ratio which would then be in effect if such record date had not been fixed.

(iii) **Consolidation, Merger, Sale, Lease, or Conveyance**. In case of any consolidation with or merger of the Corporation with or into another corporation or entity, or in case of any sale, lease, or conveyance to another corporation or entity of the assets of the Corporation as an entirety or substantially as an entirety, each holder of (then unconverted) Preferred Stock will have the option to either receive a cash payment of One Hundred Dollars ($100.00) per share or have his, her, or its Preferred Stock deemed converted into the number of shares of stock or other securities or property (including cash) to which the shares of Common Stock issuable (at the time of such consolidation, merger, sale, lease, or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock. In order to exercise the option above provided to receive a cash payment, the holder must provide to the Company written notification so stating within thirty (30) days after the formal announcement of any such consolidation, merger, sale, lease, or conveyance; otherwise, such holder will be deemed to have elected to have his, her, or its Preferred Stock treated in the same manner as if converted into Common Stock.

(h) **Statement Regarding Adjustments**. Whenever the Conversion Ratio shall be adjusted as provided in subparagraph 3(g), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Ratio that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock at his, her, or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 3(i).

(i) **Notice to Holders**. In the event the Corporation shall propose to take any action of the type described in clause (i), (ii), or (iii) of subparagraph 3(g), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in subparagraph 3(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts

with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind, or class of shares which shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j) **Treasury Stock**. For the purposes of this paragraph 3, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

(k) **Costs**. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

(l) **Reservation of Shares**. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

(m) **Valid Issuance**. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

4. **Voting Rights**. The holders of the shares of the Preferred Stock will be entitled to one vote for each underlying share as if converted (i.e., 1,000 votes per each share of Preferred Stock held by them) to vote upon all matters which the holders of shares of the Corporation's Common Stock shall have the right to vote. In all cases, as a matter of law, where the holders of shares of Preferred Stock shall have the right to vote separately as a class, such holders will also be entitled to one vote for each underlying share as if converted (i.e., 1,000 votes per each share of Preferred Stock held by them).

The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting as a class, will be required to: (i) authorize, create, or issue, or increase the authorized or issued amount of, shares of any class or series of stock ranking senior to the Preferred Stock, either as to dividends or upon liquidation, or (ii) amend, alter, or repeal (whether by merger, consolidation, or otherwise) any provisions of the Corporation's

Articles of Incorporation or of the Statement of Resolution establishing this Preferred Stock so as to materially and adversely affect the preferences, special rights, or powers of the Preferred Stock; provided, however, that any increase in the authorized preferred stock or the creation and issuance of any other series of preferred stock ranking on a parity with or junior to the Preferred Stock shall not be deemed to materially and adversely affect such preferences, special rights, or powers.

5. **Liquidation Rights**.

(a) **Automatic**. Upon the dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this series of Preferred Stock shall be entitled to receive, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other class or series of stock ranking junior to the shares of this series of Preferred Stock upon liquidation, the amount of One Hundred Dollars ($100.00) per share, plus a sum equal to all dividends on such shares (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution, or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Preferred Stock and any other class or series of preferred stock ranking on a parity with the Preferred Stock as to payments upon liquidation, dissolution, or winding-up shall be insufficient to pay in full the preferential amount foresaid, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph 5, the voluntary sale, conveyance, lease, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution, or winding-up, voluntary or involuntary.

(b) **Option**. At any time on or after August 2, 2011, the Holders of 66 2/3% or more of the Preferred Stock then outstanding may request liquidation of their Preferred Stock, in which event such liquidation shall be effected in accordance with those procedures stated on subparagraph (a) above. In the event that, at the time of such requested liquidation, the Corporation's cash funds (in excess of a $50,000 reserve fund) then available to effect such requested liquidation are inadequate for such purpose, then such requested liquidation shall take place (on a ratable basis) only to the extent such excess cash funds are available for such purpose.

6. **SEC Registration**. The Preferred Stock being authorized hereunder will initially be issued as part of a package of securities comprising certain Units being offered and sold by the Corporation through and by means of a Private Placement Memorandum. In connection with that offering, each purchaser will enter into a Securities Purchase and Subscription Agreement and a Registration Rights Agreement with the Corporation, the latter providing for each such

investor to have certain SEC registration rights for both the Preferred Stock and the other securities comprising each Unit. With regard to such SEC registration rights, reference is hereby made to such Registration Rights Agreement, all of the provisions of which are herein incorporated by reference.

7. **Redemption Rights**.

(a) **Corporation's Redemption Option**. Except for any redemption which the Corporation would be prohibited from effecting under applicable law, and provided the shares of Preferred Stock of a holder have not earlier been converted in accordance with the provisions hereof, the shares of Preferred Stock may be redeemed by the Corporation, in whole or in part, at the option of the Corporation upon written notice by the Corporation to the holders of Preferred Stock at any time in the event that the Preferred Stock of one or more holders has not been converted pursuant to the terms hereof on or before such date. The Corporation shall redeem each share of Preferred Stock of such holders within thirty (30) days of the Corporation's delivery of the above notice to such holders and such holders shall surrender the certificate(s) representing such shares of Preferred Stock. For any partial redemptions the Corporation shall redeem shares in proportion to the number of shares held by each holder. The redemption amount shall be One Hundred Dollars ($100.00) per share, plus in each case accrued and unpaid dividends thereon (payable in the manner permitted by subparagraph 2.(a) above) to the date of payment of such amount (the total sum so payable on any such redemption being herein referred to as the "redemption price").

(b) **Redemption Notice**. Notice of any redemption pursuant to this paragraph 7 shall be mailed to the party or parties required to receive such notice at the principal office or residence address for such party or parties. Each such notice shall state: (1) the election of the redemption option and the facts which give rise to such option; and (2) the number of shares of Preferred Stock which are being elected to be redeemed. From and after the date of the Company's payment of the redemption price to such holder or holders in accordance with such redemption notice (the "redemption date"), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of such holder or holders of the shares of Preferred Stock as a stockholder of the Corporation with respect to such shares, shall cease and terminate.

8. **Exclusion of Other Rights**. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional, or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Articles of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

9. **Severability of Provisions**. If any right, preference, or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule or law or public policy,

all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful, or unenforceable right, preference, or limitation herein set forth shall be deemed enforceable and not dependent upon any other such right, preference, or limitation unless so expressed herein.

10. **<u>Status of Reacquired Shares</u>**. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Texas) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

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